CONFIDENTIAL TREATMENT REQUESTED .  Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit 10.45

AMENDMENT TO THE RESEARCH AND LICENSE AGREEMENT

This Amendment effective as of April 1 2008 (the “Effective Date”) of the Research and License Agreement dated January 7, 2002 (the “Research and License Agreement”) entered into by and between Yeda Research And Development Company Ltd., a company duly registered under the laws of Israel of P.O. Box 95, Rehovot 76100, Israel (“Yeda”), Mor Research Applications Ltd. a company duly registered under the laws of Israel and having its principal place of business at 23 Hasivim Street., Kiryat Matalon, P.O. Box 7590 Petach Tikva 49170 (“Mor”) (Yeda and Mor shall be collectively referred to as the “Licensors”); Biogal Ltd. (under its previous name HaverfieId Ltd)., a company duly registered under the laws of Gibraltar and having its principal place of business at Valmet Nominees Limited Suites 7B & 8B 50 Town Range Gibraltar (the “Company”) and Biogal Advanced Biotechnology Ltd., a company duly registered under the laws of the State of Israel and having its principal place of business at 3 Hayezira St. Shap House, Ramat Gan, Israel 52521 (“Biogal Israel”).

WHEREAS, the Licensors, Biogal Israel and the Company desire to amend the Research and License Agreement (as has been several times amended during the years), in accordance with the terms and conditions contained herein.

All terms used herein and not defined shall have the meaning ascribed to them in the Research and License Agreement.

NOW THEREFORE, the Parties hereto hereby agree as follows:

1.
As of date, the principal amount of the Annual License Fee due to be paid to Yeda consist of ***** (the “Accumulated Annual Fee”). As previously agreed by Yeda and Company, such Accumulated Annual Fee bears an accumulated interest at the rate of ***** (the “Interest”). The Accumulated Annual Fee plus accrued Interest was due to be paid to Yeda by the Company no later than *****.

2.
Commencing upon the Effective Date hereof, the Accumulated Annual Fee plus accrued Interest thereon (the “Due Payment”) shall be paid to Yeda within ***** of recipe of the proceeds from an Entitling Event, as such term is defined in the Research and License Agreement.

The Due Payment shall be paid in addition to any other amount payable to Yeda upon the closing of an Entitling Event, as specified in Section 10.5 of the Research and License Agreement.

3.	Commencing upon the Effective Date hereof, Section 10.2 of the Research and License Agreement, as amended from time to time, shall be replaced in its entirety with the following provisions;

* *****Confidential material redacted and filed separately with the Commission.

(i) the then current market conditions for such sale or, in the absence of such current market conditions, according to market conditions for sale of products similar to the Products; and

(ii) with respect to sales by the Company and for a Sublicensee, as applicable, to any Affiliated Entity of the Company or of such Sublicensee, as the case may be, the term, “Net Sales” shall mean the higher of (A) “Net Sales”, as defined in paragraph (a) above; and (B) the total amount invoiced by such Affiliated Entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (i) and (ii) above, to the extent applicable

4.
The Royalty Payment as aforesaid shall be paid in lieu of the Annual Licensee Fees referred to in Section 10.2 of the Research and License Agreement, which shall not be payable as of the Effective Date. The Royalty Payment shall be made by the Company (also on behalf of Sublicensees) for as long as the License under the Research and License Agreement is in force.

5.	The Company undertakes that all sales of Products by the Company and each Sublicensee shall be for cash consideration only.

6.
In calculating Net Sales all amounts shall be expressed in US Dollars and any amount received in a currency other than US Dollars shall be translated into US Dollars, for the purposes of calculation, in accordance with the applicable exchange rate between the US Dollar and such currency on the date of such receipt.

“10.2 In consideration for the grant of the License, the Company shall pay Yeda, 1% (one percent) of Net Sales by or on behalf of the Company or by or on behalf of any Sublicensee (the “Royalty Payment”).

The term “Net Sales” shall mean the total amount invoiced by the Company and the total amount invoiced by each Sublicensee in connection with the sale of Products (for the removal of doubt, whether such sales are made before or after the First Commercial Sale of any Product in any country); in all cases after deduction of:

(a)	sales taxes (including value added taxes) to the extent applicable to such sale and included in the invoice in respect of such sale;

(b)	credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or returns of Products previously sold;

(c)
Bad Debts, meaning invoices which have been recognized by the Company as bad debts and which amounts the Company’s accountants have agreed to include as bad debts in the Company’s financial statements in according with generally accepted accounting principles and in accordance with Israeli income tax regulations, and which derive from Net Sales in respect of which royalties were paid by the Company pursuant hereunder provided that:

(i) with respect to sales which are not at arms-length and/or are not in the ordinary course of business and/or are not according to then current market conditions for such a sale, the term “Net Sales” shall mean the total amount that would have been due in an arms-length sale made in the ordinary course of business and according to

7.
The Royalty payment shall be paid to Yeda in US Dollars no later than 45 (forty five) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales are made by the Company.

8.
Failure by the Company to fulfill its obligations under the terms of this Amendment shall be considered as a material breach of the Research and License Agreement, and Yeda shall be entitled, notwithstanding clause 14.2.1 to the Research and License Agreement, to immediately terminate the Research and License Agreement and the License by serving a letter of termination on the Company.

9.
For the avoidance of doubt, Biogal Advanced Biotechnology Ltd. hereby undertakes to serve as guarantor for the full and timely performance by the Company of all of its obligations hereunder, including without limitation, the full and prompt payment of the total sum of the Due Payment and the Royalty Payments.

10.	This Amendment shall be effective upon execution by all those signatories thereof, effective as of the Effective Date.

11.
Except for those provisions, which are amended in accordance with the terms of this Amendment, the remainder of the terms and conditions of the Research and License Agreement, as has been amended from time to time, shall continue in full force and effect and shall, mutatis mutandis, apply to this Amendment.

12.
In any event of a conflict between and conditions contained in this Amendment and the Research and License Agreement, as has been amended from time to time, the terms contained in this Amendment shall govern.

13.
This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Facsimile signatures shall be binding as original signatures

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.	MOR RESEARCH APPLICATIONS LTD.

By: __________________________________________	By: __________________________________________

Title: _________________________________________	Title: _________________________________________

BIOGAL LTD.	BIOGAL ADVANCED BIOTECHNOLOGY LTD.

By: __________________________________________	By: __________________________________________

Title: _________________________________________	Title: _________________________________________